Exhibit 10.1
Global Banking & Markets
Bankside 3, 3rd Floor
90-100 Southwark Street
London, SE1 0SW
          22 December 2009
PRIVATE AND CONFIDENTIAL
Nordstrom Incorporated
Seattle
Attn: Rob Campbell
Dear Sir/Madam,
Our Reference: D090349757134
Re: USD 400,000,000.00 Interest Rate Swap
The purpose of this letter agreement (this “Confirmation”) is to set out the terms and conditions of the Transaction entered into between The Royal Bank of Scotland plc (“Party A”) and Nordstrom Incorporated (“Party B”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 30 October 2007 as amended and supplemented from time to time (the “Agreement”), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.
The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount	USD 400,000,000.00

Trade Date	21 December 2009 (time of trade is available upon request)

Effective Date	23 December 2009

Termination Date	15 January 2018, subject to adjustment in accordance with the Following Business Day Convention for all purposes, except as otherwise stated below.

Fixed Amounts

Fixed Rate Payer	Party A

Fixed Rate Payer Payment Dates	The 15 January and 15 July in each year, commencing 15 January 2010 to and including the Termination Date, subject to adjustment in accordance with the Following Business Day Convention, with No Adjustment to Period End Dates

Fixed Rate	6.25 per cent per annum

Fixed Rate Day Count Fraction	30/360

Business Days for Fixed Amounts	London and New York

Floating Amounts

Floating Rate Payer	Party B

Floating Rate Payer Payment Dates	The 15 January and 15 July in each year, commencing 15 January 2010 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option	USD-LIBOR-BBA

Floating Rate for Initial Compounding Period	0.231880 pct

Designated Maturity	1 month

Spread	2.856 pct

Floating Rate Day Count Fraction	Actual/360

Flat Compounding	Applicable

Compounding Dates	The 15th day of each month, commencing 15 January 2010 to but excluding the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention

Reset Dates	The first day of each Compounding Period

Business Days for Floating Amounts	London and New York

Calculation Agent	Party A or, if different, as stated in the Agreement

Account Details

Account(s) for payments to Party A:	As set out in our Standard Settlement Instructions

Account(s) for payments to Party B:	Any payments due to yourselves in relation to this Transaction will be made in accordance with your Standard Settlement Instructions, where these are held by Party A. If these are not currently held by Party A or are not relevant to this Transaction, please advise.

Offices

The Office of Party A for the Transaction is:	London

The Office of Party B for the Transaction is:	Seattle
Additional Representations
Each party represents to the other party on the Trade Date of this Transaction that (in the absence of a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):-
(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.
(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.
(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.
Facsimile Signatures
The Parties acknowledge that this Confirmation has been executed by Party A by means of a computer-based system and that such execution shall have the same legal effect as if a signature had been manually written on such Confirmation and that each such Confirmation shall be deemed to have been signed by Party A for the purposes of any statute or rule of law that requires such Confirmation to be signed. The Parties acknowledge that in any legal proceedings relating to this Confirmation, each party expressly waives any right to raise any defence or waiver of liability based upon the execution of this Confirmation by Party A by means of an electronically-produced signature or signatures.
Other
This Transaction has been entered into between Party B and Party A, a member of the London Stock Exchange, authorised and regulated by the Financial Services Authority.
The time of dealing will be confirmed by Party A upon written request.
This confirmation is in final form and supersedes all previous confirmations and other communications in respect of this Transaction and evidences a complete binding agreement between us as to the terms of the Transaction. No hard copy versions of this Confirmation will follow.
In the event that you disagree with any part of this Confirmation, please notify us via the contact details below, so that the discrepancy may be quickly resolved. Please note that our telephone conversations with you may be recorded.

Telephone:	+44 (0)1782 755 040
Fax:	+44 (0)207 085 6724
+44 (0)20 7085 4526
E-mail:	gbmratesclientconfirmations@rbs.com
Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.

Yours sincerely,

Name: Michaela Tomkins
Title: Authorised Signatory
For and on Behalf of
The Royal Bank of Scotland plc
Confirmed as of the date first written

Signed:
Name: Robert E. Campbell
Title: Treasurer and Vice President-Investor Relations
Nordstrom Incorporated
Seattle
Counterparty Deal Reference: